Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Y-mAbs Therapeutics, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: April 8, 2024

Paradigm BioCapital Advisors LP

Paradigm BioCapital Advisors GP LLC

Paradigm BioCapital International Fund Ltd.

By:	/s/ David K. Kim
Name:	David K. Kim
Title:	Authorized Signatory

/s/ Senai Asefaw, M.D.
Senai Asefaw, M.D.